Exhibits 5.1, 8.1 and 23.1

		New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

December 29, 2016

Grupo Financiero Santander México
Avenida Prolongación Paseo de la Reforma 500
Colonia Lomas de Santa Fe
01219 Mexico City, Mexico

Ladies and Gentlemen:

Grupo Financiero Santander México, a publicly traded variable capital stock corporation (sociedad anónima bursátil de capital variable) organized under the laws of the United Mexican States, has filed with the Securities and Exchange Commission a Registration Statement on Form F-3 (File No. 333-215215) (the “Registration Statement”) and the related Prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including $500,000,000 aggregate principal amount of the Company’s 8.500% Perpetual Subordinated Non-Preferred Contingent Convertible Additional Tier 1 Capital Notes (the “Securities”). The Securities are to be issued pursuant to the provisions of the Base Indenture dated as of December 27, 2016 (the “Base Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of December 27, 2016 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and are convertible on the terms set forth in the Indenture into shares of common stock, Ps.3.780782962 par value per share, of the Company. The Securities are to be sold pursuant to the Underwriting Agreement dated December 23, 2016 (the “Underwriting Agreement”) among the Company and the several underwriters named therein (the “Underwriters”).

We, as your special United States counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed with or submitted to the Commission through its Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system (except for required EDGAR formatting changes) conform to the versions of such documents reviewed by us prior to such formatting, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming the Securities have been duly authorized, executed and delivered by the Company insofar as Mexican law is concerned, when authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors' rights, provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

We hereby confirm that our opinion as to the material U.S. federal income tax consequences to U.S. Holders of an investment in the Securities is set forth in full under the caption “Taxation–Material U.S. Federal Income Tax Considerations” in the Prospectus.

In connection with the opinion expressed above, we have assumed that (i) the Company is validly existing as a publicly traded variable capital stock corporation under the laws of Mexico and (ii) the Trustee is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation. In addition, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto, except to the extent expressly covered above with respect to the Company. We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company.

We express no opinion as to provisions in the Indenture which subject the Company to any claim for deficiency resulting from a judgment being rendered in a currency other than the currency called for in the Indenture, and we express no opinion as to whether a New York State or United States federal court would render or enforce a judgment in a currency other than U.S. Dollars or the exchange rate that such a court would use in rendering a judgment in U.S. Dollars in respect of an obligation in any other currency.

We express no opinion as to any provision of the Securities that purports to be governed by Mexican law.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by the laws of Mexico, we have relied, without independent inquiry or investigation, on the opinion of Ritch, Mueller, Heather y Nicolau, S.C. to be filed as an exhibit to a report on Form 6-K concurrently with this opinion. Our opinion is, insofar as Mexican law is concerned, subject to the assumptions, qualifications and exceptions contained in such opinion.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the captions “Taxation—Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP